Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 30, 2018, relating to the financial statements of Universal Technical Institute, Inc. and subsidiaries, and the effectiveness of Universal Technical Institute, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Universal Technical Institute, Inc. for the year ended September 30, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 18, 2019